Exhibit 107

Calculating of Filing Fee Tables

Form S-3

(Form Type)

CubeSmart

CubeSmart, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule(2)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward File Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share	Rule 456(b) and Rule 457(r)
	Equity	Preferred Shares, $0.01 par value per share	Rule 456(b) and Rule 457(r)
	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)
	Other	Subscription Rights	Rule 456(b) and Rule 457(r)
	Other	Warrants	Rule 456(b) and Rule 457(r)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)
	Debt	Guarantees(3)	Rule 456(b) and Rule 457(r)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1) The debt securities will be issued by CubeSmart, L.P. The guarantees will be issued by CubeSmart. All other securities registered hereby were or will be issued by CubeSmart. Securities registered hereby may be offered for U.S. dollars or in foreign currencies or currency units, and may be sold separately or together in units with other securities registered hereby. This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as preferred shares distributable upon the termination of a deposit arrangement for depositary shares so offered, sold or distributed, common shares issuable upon the exchange or conversion of preferred shares so offered, sold or distributed that are exchangeable for or convertible into common shares, and common shares, preferred shares or depositary shares issuable upon the exercise of subscription rights or warrants so offered, sold or distributed. This Registration Statement also covers preferred shares, depositary shares, common shares, subscription rights and warrants that may be offered, sold or distributed under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the preferred shares, depositary shares, common shares, subscription rights and/or warrants. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of common shares, preferred shares, depositary shares, subscription rights or warrants.

(2) The information is not required to be included pursuant to Form S-3 General Instruction II.E. An indeterminate number of securities of each identified class is being registered that may be issued from time to time at indeterminate prices. The proposed maximum offering price for securities being registered will be determined from time to time by the registrants in connection with the issuance of the securities being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued together with other securities registered hereunder or represented by depositary shares. In accordance with Rule 415(a)(6) under the Securities Act, this Registration Statement includes 5,847,298 common shares of beneficial interest of CubeSmart that were previously registered for offer and sale but not sold under the “at the market offering program” registered under the registrants’ Registration Statement on Form S-3 No. 333-236886 filed on March 4, 2020 (the “Prior Registration Statement”). A filing fee of $55,985.08 was paid for the registration of 14,559,259 common shares of beneficial interest of CubeSmart to be issued from time to time under such program in connection with the filing of the prospectus supplement dated March 4, 2020 to the prospectus dated March 4, 2020 included in the Prior Registration Statement, 5,847,298 common shares of which remain unsold.

In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee, except that in accordance with Rule 415(a)(6) and Rule 457(p) under the Securities Act, the filing fee previously paid in connection with the 5,847,298 unsold common shares under the Prior Registration Statement will continue to be applied to such unsold common shares which are being carried forward to this Registration Statement.

(3) Debt securities issued by CubeSmart, L.P. will be accompanied by guarantees issued by CubeSmart. None of the proceeds will be received by CubeSmart for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee for the guarantees is required.